Exhibit 10.3
FIFTH AMENDMENT TO
AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT
(NICOTINIC ALPHA-7 PROGRAM)
This FIFTH AMENDMENT TO AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT (NICOTINIC ALPHA-7 PROGRAM) (this “Amendment” or the “Fifth Amendment”) is executed to be effective this 15th day of September, 2008, by and among F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (together, “Roche”), and Memory Pharmaceuticals Corp. (“Memory”).
WHEREAS, Roche and Memory have previously entered into an Amended and Restated Strategic Alliance Agreement (Nicotinic Alpha-7 Program) (including its schedules, exhibits and appendices) dated as of February 27, 2006, as amended on March 30, 2007, June 18, 2007, January 14, 2008 and July 15, 2008 (collectively, the “Agreement” capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Agreement), which sets forth the parties’ rights, duties and obligations under the Agreement; and
WHEREAS, the parties wish to amend the Agreement and agree to the other provisions as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:
1.	Definitions.
(a)	The definition of “CIAS Trial” in Article 1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“CIAS Trial” means a Phase IIa trial aimed at treating cognitive impairment associated with schizophrenia, which Phase IIa trial (a) tests multiple doses of Compound 3454, (b) is placebo-controlled and double-blinded, (c) requires dosing per patient based on a treatment plan with a period of a minimum of 8 weeks in duration, (d) includes a minimum of 212 patients randomized (3 dose groups and 1 placebo group [*]) or less than 212 patients if requested in writing by Roche, (e) has as its primary goal an assessment of cognition based upon MATRICS, (f) uses secondary outcome measures in two areas: general psychopathology (positive and negative symptoms of schizophrenia; depression) and social competence, and (g) includes smokers and non-smokers. Roche shall have the right, in its sole discretion, to direct Memory in writing to terminate enrollment of new patients in the CIAS Trial at any point for any reason; and Memory shall comply with such request as soon as reasonably possible. For the avoidance of doubt, it is understood and agreed that the actual achievement of

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[*], as described in (d) above, is not required in order for such trial to constitute the CIAS Trial.
(b)	The following definition is hereby added to Article 1 of the Agreement:

“CIAS Trial Expansion” means the expansion and other modifications made to the CIAS Trial in connection with or as a result of the execution and delivery by Roche and Memory of the Fifth Amendment to the Agreement.

2.
CIAS Trial Expansion Upfront Payment. In connection with the execution and delivery of this Amendment, Roche shall pay to Memory the non-refundable, non-creditable amount of $3,500,000 [*] of this Amendment and receipt of an invoice from Memory.

3.	CIAS Trial Expansion Costs.
(a)
Notwithstanding anything contained in the Agreement to the contrary (including, without limitation, Section 9.1 thereof and the Second Amendment thereto effective June 18, 2007), Memory and Roche hereby agree that Roche shall pay any increased costs of the CIAS Trial in connection with the CIAS Trial Expansion (including, without limitation, Memory’s internal (including a FTE rate of $[*] per annum) and external costs and expenses) (collectively, the “CIAS Trial Expansion Costs”).

(b)
In furtherance of Roche’s obligations set forth in Section 3(a) above, Roche shall pay to Memory $3,066,000 [*] of this Amendment and receipt of an invoice from Memory, which amount equals Memory’s good faith estimate of the CIAS Trial Expansion Costs (the “Estimated CIAS Trial Expansion Costs”). Memory’s calculation of the Estimated CIAS Trial Expansion Costs is set forth on Exhibit O attached hereto. Upon the conclusion of the CIAS Trial, Memory shall deliver to Roche an invoice detailing the actual CIAS Trial Expansion Cost. If such amount is greater then the Estimated CIAS Trial Expansion Costs, then, within thirty (30) days of its receipt of such invoice, Roche shall pay to Memory an amount equal to the shortfall. If such amount is less then the CIAS Trial Expansion Costs, then, within thirty (30) days of its delivery of such invoice, Memory shall pay to Roche an amount equal to the excess.

(c)
For the avoidance of doubt, the obligations of Roche to make the payments set forth in Sections 2 and 3 of this Fifth Amendment shall survive the exercise by Roche of its rights set forth in Section 16.4(a) of the Agreement or the termination of this Agreement.

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4.	Payments with Respect to 3454 Products. Exhibit B to the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit B attached hereto.
5.	Roche Right Not to Maintain 3454 License. Section 16.4(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

Roche shall have the unilateral right to elect not to maintain its License rights respect to 3454 Products upon the occurrence of the Events described in [*] of Exhibit B hereto with respect to such Compound 3454. Roche may exercise such right by giving written notice thereof to Memory (a) in the case of Section [*] of Exhibit B hereto [*] the occurrence of the applicable Event, and (b) in the case of Section 1(b)(iii) of Exhibit B hereto, within thirty (30) days after the occurrence of such Event. If Roche exercises such right, then Roche shall not have any obligation to make the payment to Memory related to such Event, Roche shall not have the right to continue to maintain a License with respect to Compound 3454 or any 3454 Products, this Agreement shall terminate with respect to all Indications of Compound 3454 and 3454 Products, and Roche shall have no further obligation to make any payments pursuant to Section 4.4 and Article 5 hereof relating to Compound 3454 or 3454 Products, except to the extent such payment obligations accrued and was not paid by Roche prior to the occurrence of the applicable Event or are otherwise obligations of Roche.

6.	Press Release. Upon the execution and delivery of this Agreement by the parties, the parties agree that Memory shall issue a press release in the form attached hereto as Exhibit P.
7.
Miscellaneous. This Amendment, along with the Agreement and previous amendments, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by facsimile or electronic (pdf) signature and in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

[Signature block on the next page]
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IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to be effective as of the day and year first above written.

MEMORY PHARMACEUTICALS CORP.		HOFFMANN-LA ROCHE INC.

By:	/s/ Vaughn M. Kailian Name: Vaughn M. Kailian	By:	/s/ Frederick C. Kentz, III Name: Frederick C. Kentz, III
	Title: President and CEO		Title: Vice President
	Date: September 17, 2008		Date: October 3, 2008

F. HOFFMANN-LA ROCHE LTD

		By:	/s/ Stefan Arnold Name: Stefan Arnold
Title: Legal Counsel
Date: September 30, 2008

		By:	/s/ Nigel Sheail

Name: Nigel Sheail Title: Vice President, Global Head Licensing Date: September 30, 2008
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Exhibit B
(Second Amended and Restated Exhibit B)
Payments With Respect to 3454 Products
1.	Payments to Maintain Roche License Rights with respect to 3454 Products.
(a)
Neurological Indications. Roche shall pay to Memory, in order to maintain its license rights with respect to 3454 Products pursuant to Section 4.4 of the Agreement and the other provisions of the Agreement with respect to such 3454 Products, the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such any such 3454 Product.

Event	Payment (mio US$)
[*] (or foreign equivalent) for a Neurological Indication and delivery of the data and reports specified in Schedule 1	[*]
End of Phase IIa (or foreign equivalent) for a Neurological Indication and delivery of the data and reports specified in Schedule 1	6	[1]
(b)
Psychiatric Indications. Roche shall pay to Memory, in order to maintain its license rights with respect to 3454 Products pursuant to Section 4.4 of this Agreement and the other provisions of the Agreement with respect to such 3454 Products, the following non-refundable and non-creditable payments upon the first occurrence of the following Events for any such 3454 Product.

[1]	If any 3454 Product is for a Neurological indication other than Alzheimer’s Disease, then the payment shall be reduced to three million dollars ($3,000,000).
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Event	Payment (mio US$)
(i) [*] (or foreign equivalent) for a Psychiatric Indication and delivery of the data and reports specified in Schedule 1	[*]
(ii) The randomization of 212 patients or the last patient randomized if less than 212 patients are randomized pursuant to Roche’s request in accordance with Section 1(a)(d) of the Fifth Amendment.	5
(iii) The date that Memory reports to Roche top-line results (including safety and efficacy) of the CIAS Trial.	8.5	[2]
Each payment in Section 1(a) and 1(b)(i) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. The payment in Section 1(b)(ii) shall be due and payable by Roche within thirty (30) days after the occurrence of such Event. Roche will make each of such payments only once.3
For the avoidance of doubt, the Parties confirm and agree that no amount payable under Section 4.4 of the Agreement or this Exhibit B or any of the other Exhibits thereto shall reduce any royalties payable under Article 5 of the Agreement or any of the other Exhibits thereto.
2.	Development Event Based Payments.
(a)
Neurological Indications. Roche shall pay to Memory with respect to any 3454 Product the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such 3454 Product:

Event	Payment (mio US$)
[*] (or a foreign equivalent) for a Neurological Indication	[*]
[*] for a Neurological Indication	[*]
[*] for a Neurological Indication	[*]

[2]	Subject to Section 5 of this Fifth Amendment.

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By way of example, upon the occurrence of the End of Phase IIa (or a foreign equivalent) for a Neurological Indication and delivery of the data and reports specified in Schedule 1, Roche shall pay to Memory (subject to footnote 1 of this Exhibit B) six million dollars ($6,000,000). Upon a subsequent occurrence of an Event with respect to a Psychiatric Indication, Roche shall pay to Memory the related payment.

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(b)
Psychiatric Indications. Roche shall pay to Memory with respect to any 3454 Product the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such 3454 Product:

Event	Payment (mio US$)
[*] (or foreign equivalent) for a Psychiatric Indication	[*]
[*] for a Psychiatric Indication	[*]
[*] for a Psychiatric Indication	[*]
(c)	Other Indications. Roche shall pay to Memory the following non-refundable, non-creditable payments upon the first occurrence of the following Events for a 3454 Product:

Event	Payment (mio US$)
[*] (or foreign equivalent) for an Other Indication	[*]
[*] for an Other Indication	[*]
[*] for an Other Indication	[*]
Each payment in Section 2(a), 2(b) and 2(c) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. Roche will make each of such payments only once.
For the avoidance of doubt, the Parties confirm and agree that no amount payable under Section 4.4 of the Agreement or this Exhibit B or any of the other Exhibits thereto shall reduce any royalties payable under Article 5 of the Agreement or any of the other Exhibits thereto.
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Exhibit O
Estimated CIAS Trial Expansion Costs
[Confidential Treatment is Requested for Exhibit O in its entirety]
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Exhibit P
Form of Press Release

For More Information:
Jzaneen Lalani	Laura Perry
General Counsel	LMP Investor Relations Inc.
(201) 802-7249	(646) 719-1055
Memory Pharmaceuticals and Roche Expand R3487/MEM 3454 Development Program
- Amendment Results in Accelerated Payments of $8.5 Million -
MONTVALE, N.J., September _______, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has amended its nicotinic alpha-7 receptor agonist agreement with Roche to expand the Phase 2 development program for R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS). Memory Pharmaceuticals is currently conducting a Phase 2 trial of R3487/MEM 3454 in CIAS, and the companies have agreed to expand the study to allow for an increase in the target number of patients enrolled in the trial to up to approximately 212 patients, which will provide for a more robust data set and increase the potential for the study to facilitate advancing the compound into a pivotal trial. In addition, Roche has notified Memory Pharmaceuticals that it intends to initiate a Phase 2 trial of R3487/MEM 3454 in Alzheimer’s disease starting either at the end of this year or at the beginning of 2009.
Under the terms of the amendment, Roche will provide funding to Memory Pharmaceuticals, in advance, for all costs associated with the increase in enrollment and will accelerate a portion of the $17.0 million payment associated with the completion of the Phase 2 CIAS trial as follows: $3.5 million in connection with entering into this amendment and $5.0 million upon the completion of enrollment for the CIAS trial. The payment of the remaining $8.5 million will become due 30 days following the availability of top-line data from the Phase 2 CIAS trial, which is now expected in the second quarter of 2009.
“Our CIAS trial is the first major trial evaluating a nicotinic alpha-7 receptor agonist in this indication, and this amendment reflects our joint desire to ensure that the study is appropriately powered to generate a data set that, if the results are positive, will establish a path forward for a pivotal trial,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “Enrollment in the CIAS trial has gone well, and we expect the expansion of the trial to continue on that trend. Most importantly, this announcement, coupled with the plan to commence a further trial in Alzheimer’s disease later this year, underscores the collective excitement of Roche and Memory about the potential of R3487/MEM 3454 in both of these debilitating diseases.”
The Phase 2 trial is in patients with stable schizophrenia who are receiving atypical antipsychotic therapy. Subjects in the study are randomized to receive 5 mg, 15 mg or 50 mg of R3487/MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effectiveness of R3487/MEM 3454 in CIAS using the MATRICS Consensus
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Cognitive Battery (MCCB). Secondary objectives include measures of other symptoms of schizophrenia and functional capacity.
About R3487/MEM 3454
R3487/MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. In a recently completed Phase 2a study in Alzheimer’s disease patients, R3487/MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. In May 2008, Roche exercised its option to license R3487/MEM 3454 for future development and commercialization.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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